California Microwave, Inc.
                                           555 Twin Dolphin Drive
                                           Redwood City, CA  94065 USA
                                           (415) 596-9000  Fax: (415) 596-6600
                                           ___________________________________

                                           PRESS RELEASE


          FOR IMMEDIATE RELEASE
          June 3, 1997


          For Further Information Contact:
          Stephanie M. Day  Investor Information Line:  Deborah Passik
          Vice President-   (Toll-free)                 William Dunk
          Corporate         1-888-225-6789              Partners, Inc.
          Communications    http://www.calmike.com      (919) 929-4100
          (415) 596-6629


                         CALIFORNIA MICROWAVE SHARPENS FOCUS;
                           TO DIVEST TWO OF EIGHT DIVISIONS


          REDWOOD CITY, CALIFORNIA - CALIFORNIA MICROWAVE, INC. (Nasdaq National Market:CMIC) announced today that after a comprehensive business review by management and outside advisors, the company has decided to focus its resources on its six business units which have a leading market position in the markets they address. Consequently, the company intends to sell its Satellite Transmission Systems (STS) and Microwave Networks (MN) business units and keep its satellite modem and other wireless radio divisions. J. P. Morgan was retained to aid in the comprehensive business review and now has been engaged to handle the divestiture.

          Leadership Positions in Wireless Radio-based Data Communications California Microwave indicated that an important strategic consideration in its decision is to focus on maintaining and expanding the company's leading market positions in its satellite, terrestrial data radio and other wireless product businesses. According to market research studies, requirements for data telecommunications bandwidth will increase significantly over the next three years, and by the year 2005 data is expected to account for a major portion of traffic on the public communications network. Forces driving the need for expanded bandwidth for data include Internet access, enterprise-wide business solutions and digital TV. California Microwave's satellite and terrestrial data radio products address these applications.

          Satellite Transmission Systems, located in Hauppauge, NY, is a turnkey supplier of satellite communications earth stations and


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          networks.  It provides systems engineering and integration capabilities. Microwave Networks, with facilities in Stafford, TX, and in Chelmsford, MA, designs and manufactures microwave radio systems for cellular, personal communications services and public and private communications networks. The six business units being retained by the Company - EFData, Microwave Data Systems, Microwave Radio Communications, Airborne Systems Integration Division, Government Electronics Division and Services Division - participate in point-to-point and point-to-multipoint data transmission markets.

          California Microwave, Inc. is a leading U.S. supplier of satellite earth station and microwave radio products, installed in more than 110 countries.

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